HRG Group, Inc. Reports Second Quarter Results Achieves Revenues of $1.37 Billion as Compared to $1.34 Billion in the Second Quarter of 2014 Currency-Consistent Revenues Increase 6.3%
NEW YORK - May 8, 2015 -- HRG Group, Inc. (“HRG” or the “Company”; NYSE: HRG), a diversified holding company focused on owning and acquiring businesses that it believes can, in the long term, generate sustainable free cash flow or attractive returns on investment, today announced its consolidated results for the second quarter of Fiscal 2015 ended on March 31, 2015 (the “Fiscal 2015 Quarter”). The results include HRG's four segments:

•	Consumer Products, which consists of Spectrum Brands Holdings, Inc. (“Spectrum Brands”; NYSE: SPB);

•	Insurance, which includes Fidelity & Guaranty Life (“FGL”; NYSE: FGL) and Front Street Re, Ltd. (“Front Street”);

•
Energy, which consists of Compass Production Partners, LP (“Compass”), a subsidiary of HGI Energy Holdings, LLC (“HGI Energy”) engaged in the operation, acquisition and development of conventional oil and natural gas assets in the U.S.; and

•	Asset Management, which includes Salus Capital Partners, LLC (“Salus”), Energy & Infrastructure Capital (“EIC”) and CorAmerica Capital, LLC (“CorAmerica”).

"This quarter, we posted solid overall revenue growth on a currency-consistent basis and our operating results were in-line with our expectations despite the ongoing impact of certain limited headwinds that have affected our performance this year," said Omar Asali, President and Chief Executive Officer of HRG. "We continue to expect record revenue and cash flow from Consumer Products in Fiscal 2015 and couldn't be more enthusiastic over Spectrum Brands' recently announced agreement to purchase Armored AutoGroup, which demonstrates our ongoing appetite for accretive deals. Our M&A strategy will continue to complement the multiple organic growth opportunities that exist in further expanding this segment.

"Turning to Insurance, strong sales of FGL's core fixed annuities demonstrate the market's continued receptivity for our products, and the $341 million of annuity sales generated from new products that were launched within the last year spotlights FGL's ability to create products that resonate well in the market," continued Asali. "FGL recently began a process to consider strategic alternatives; we believe that shareholders could benefit from FGL participating in this robust M&A environment.

"Lastly, we have taken actions this quarter to improve the strategic and competitive positioning of our businesses. For instance, we simplified our priorities in Asset Management, and in Energy, where severe reductions in oil and gas prices have continued to affect that segment's financial results, we remain vigilant with our cost structure and are exploring opportunities to transact and enhance long-term equity value."

Second Quarter Fiscal 2015 Consolidated Highlights:

•
HRG recorded total Revenues of $1.4 billion for the Fiscal 2015 Quarter, an increase of $30.3 million, or 2.3%, as compared to the second quarter of fiscal 2014 (the "Fiscal 2014 Quarter"). Revenue excluding the impact of $54.8 million of unfavorable foreign exchange in Consumer Products increased 6.3%. The increase was driven primarily by higher Consumer Products revenues as compared to the Fiscal 2014 Quarter, which more than offset lower Energy revenues.

•
Consolidated Operating loss of $174.0 million in the Fiscal 2015 Quarter compared to the $16.2 million of Operating income reported in the Fiscal 2014 Quarter, a decrease of $190.2 million. The decrease was due primarily to the recognition of impairments in the Insurance, Energy and Asset Management segments, as described below in the Additional Items section.

•
Over the six month period ending March 31, 2015 (the "Fiscal 2015 Six Months"), HRG received dividends of $37.0 million from its subsidiaries, which excludes $4.5 million of interest payments made by HRG on behalf of HGI Energy with respect to certain intercompany notes issued by HGI Energy to other HRG subsidiaries. In Fiscal 2015, the Company expects to receive approximately $77 million in dividends from its subsidiaries, which includes the $37.0 million already received and excludes $9.0 million of interest payments made and expected to be made by HRG on behalf of HGI Energy in Fiscal 2015.

•
HRG ended the Fiscal 2015 Six Months with corporate cash and investments of approximately $252.6 million (primarily held at HRG and HGI Funding LLC), a decrease of $40.4 million from the comparable balance of $293.0 million held as of December 31, 2014 due primarily to the scheduled payment of semi-annual interest on the Company's notes.

•
Net loss attributable to common and participating preferred stockholders of $228.3 million, or $1.16 per common share attributable to controlling interest during the Fiscal 2015 Quarter, compared to a Net loss attributable to common and participating preferred stockholders of $87.6 million, or $0.63 per common share attributable to controlling interest during the Fiscal 2014 Quarter. The loss increased due primarily to the lower Operating income in the current period, as described herein.

Additional Items:
Non-Cash Impairments
Energy
Pursuant to SEC reporting requirements, Compass performed a ceiling test at the end of the quarter utilizing simple average spot prices for the trailing twelve month period for proved reserves, which may not be indicative of actual market values or forward strip prices for those reserves. As a result of this test, Compass recorded a non-cash impairment of $146.6 million to its proved oil and natural gas properties during the quarter, due primarily to the decline in oil and natural gas prices. This impairment is reflected in the Operating income of the Energy segment for the Fiscal 2015 Quarter.
Over the first six months of Fiscal 2015, Compass has recorded $336.6 million in non-cash impairments to its oil and natural gas properties and expects to incur additional, non-cash impairments to its properties in Fiscal 2015 if oil and gas prices do not increase.
Insurance and Asset Management
In 2013, Salus originated a $250 million term loan to RadioShack Corp. ("RadioShack"), which resulted in a net exposure to HRG's Insurance and Asset Management segments of $150.0 million after taking into account $100.0 million in non-qualifying participation by a third party. During the Fiscal 2015 Quarter, RadioShack filed for Chapter 11 bankruptcy protection. The full amount of the Salus loan was outstanding at the time of this filing, and the extent of Salus' eventual recovery is dependent on the proceeds that are realized through both the sale of RadioShack's assets as well as the litigation of certain matters.
As of the close of the quarter, the expected recovery on the term loan, excluding any additional proceeds realized, resulted in an impairment to HRG of $105.0 million, which is reflected in the consolidated financial statements under Impairments and Bad Debt Expense. Within the segments, $65.0 million of this amount was recorded in Asset Management and $40 million, after eliminations, was recorded in Insurance. In accordance with US GAAP and our Insurance segment's accounting policies, the impairment is reflected in Insurance, in part, as a Net Investment Loss and a reduction to revenue and then reclassified to Impairments and Bad Debt Expense in the presentation of the Company's consolidated financial statements.
Debt
As of March 31, 2015, the Company had approximately $604.4 million in aggregate principal amount of its 7.875% Senior Secured Notes due 2019 (the "Senior Secured Notes") outstanding and approximately $750.0 million in aggregate principal amount of the 7.75% Senior Notes due 2022 (the "Senior Notes") outstanding. These amounts do not include the debt that has been issued at the Company's subsidiaries.
Following the close of the quarter, the Company issued an additional $100.0 million in aggregate principal amount of new Senior Secured Notes priced at 104.5%. The newly issued notes were incremental to, and will vote together with, the $604.4 million in aggregate principal amount of Senior Secured Notes that existed prior to the offering.

Frederick's of Hollywood ("FOH")
Three of the Company's consolidated subsidiaries are lenders to FOH in an aggregate amount of $59.6 million. In the presentation of HRG's consolidated results for the Fiscal 2015 Quarter, this intercompany indebtedness is eliminated. Shortly after the close of the quarter, FOH filed for bankruptcy protection and the Company will deconsolidate FOH's results from HRG's consolidated financial statements beginning with the third quarter of Fiscal 2015 and the subsidiaries' loans to FOH will no longer be eliminated. Recovery on this debt will be dependent on the outcome of the bankruptcy proceedings, and the Company is evaluating potential impairments to the loans held by the subsidiaries.
Common Stock Buyback Program
As part of its previously announced $100 million share repurchase program, the Company purchased 0.2 million shares at an average price of $13.49 for an aggregate $3.2 million during the Fiscal 2015 Quarter. Since the program's inception in May 2014, the Company has purchased 6.9 million shares at an average price of $12.71 as of March 31, 2015 for an aggregate $87.7 million.
Under this repurchase program, an additional $12.3 million was available, as of March 31, 2015, for subsequent repurchases, subject to the discretion of HRG's management or Board. Subject to certain conditions, the program authorizes purchases to be made from time to time in one or more open market or private transactions and does not require HRG to purchase any specific number of shares. The program may be suspended or terminated at any time.

HRG’s consolidated results in the Fiscal 2015 Quarter also reflect an $8.3 million increase in interest expense relative to the Fiscal 2014 Quarter, as higher overall debt levels were only partially offset by refinancing activities to lower interest rate debt at HRG and its subsidiaries.
Additionally, HRG incurred a tax benefit of $4.0 million in the Fiscal 2015 Quarter and a 1.7% effective tax rate as compared to a $13.3 million benefit in the Fiscal 2014 Quarter and a 19.2% effective tax rate. The decrease in tax benefit in the current quarter was due to a nonrecurring tax benefit in the Fiscal 2014 Quarter related to the recognition of certain deferred tax assets.

Quarterly Segment Highlights:
Consumer Products

•
Consumer Products Revenues increased $45.3 million, or 4.4%, to $1.1 billion in the Fiscal 2015 Quarter, as the impact of newly acquired businesses more than offset the negative impact of $54.8 million in unfavorable foreign exchange. Excluding the impact of foreign exchange, revenue increased $100.1 million, or 9.8%. The segment's Operating income decreased 4.4% to $88.4 million, as compared to $92.5 million for the Fiscal 2014 Quarter, due primarily to the impact of costs related to acquisition of new businesses and their integration.

•
During the quarter, Spectrum Brands completed the acquisitions of both Proctor & Gamble's European pet food brands, IAMS and Eukanuba, for $116.0 million, as well as Salix, the world's leading distributor of premium, natural rawhide dog treats and chews, for $148.0 million. Both transactions are expected to be complementary to Spectrum's existing assets in pet supplies.

•
On April 28, 2015, Spectrum Brands announced that its Board of Directors approved a $0.33 per share quarterly common stock dividend, a 10% increase from the $0.30 dividend declared in the Fiscal 2014 Quarter. Over the past two years, the quarterly dividend paid to Spectrum Brands common stockholders has increased 32%.

Insurance

•
Sales of fixed indexed annuities increased 89%, or $282 million, over the Fiscal 2014 Quarter to $600 million; new products introduced in 2014 contributed $341 million of fixed indexed annuity sales in the current period.

•
Insurance Revenues decreased 41.3%, from $274.1 million to $161.0 million due to lower net investment gains as compared to the Fiscal 2014 Quarter, driven by the credit impairment losses related to the Insurance segment's investments in RadioShack as discussed above.

•	Operating loss for the Insurance segment increased $88.7 million to $62.4 million from the Fiscal 2014 Quarter due primarily to the impairment that negatively affected segment revenues.
Energy

•
The Energy segment reported Revenue of $26.0 million, a decrease of $13.2 million, or 33.7%, from the Fiscal 2014 Quarter, as lower commodity prices were only partially offset by the impact of the acquisition of the full interest in Compass in the first fiscal quarter of 2015.

Asset Management

•
The Asset Management segment contributed $5.1 million to consolidated revenues for the Fiscal 2015 Quarter, a decrease of $4.7 million over the Fiscal 2014 Quarter due principally to a lower amount of realized interest income at Salus.

Detail on Second Quarter Segment Results:
Consumer Products:
Note: Adjusted EBITDA-Consumer Products, as described below, is a non-U.S. GAAP measure that excludes interest, income tax expense, certain purchase accounting fair value adjustments, restructuring and related charges, acquisition and integration related charges, depreciation and amortization expenses and stock-based compensation - see "Non-U.S. GAAP Measures" and the reconciliation of Adjusted EBITDA-Consumer Products to the Consumer Product segment's net income or loss in the tables accompanying this release.

Consumer Products reported consolidated net sales of $1,067.0 million for the Fiscal 2015 Quarter, an increase of $45.3 million, or 4.4%, as compared to $1,021.7 million in the Fiscal 2014 Quarter. The increase was due primarily to the impact of newly acquired pet supply businesses, which more than offset a $54.8 million negative impact from unfavorable foreign exchange as the Euro continued to weaken relative to the US dollar as compared to the Fiscal 2014 Quarter. Excluding the net impact of foreign exchange, sales increased $100.1 million, or 9.8%, as compared to the Fiscal 2014 Quarter, with increased sales in all product categories except consumer batteries, which declined due primarily to ongoing competitor discounting.
Gross profit, representing net Consumer Products sales minus Consumer Products cost of goods sold, increased $15.1 million, or 4.2%, to $374.7 million in the Fiscal 2015 Quarter. The increase was driven by the same factors that affected revenue. Gross profit margin, representing gross profit as a percentage of Consumer Products net sales, decreased immaterially to 35.1% in the Fiscal 2014 Quarter.
Operating income decreased $4.1 million, or 4.4%, to $88.4 million in the Fiscal 2015 Quarter, as compared to $92.5 million in the Fiscal 2014 Quarter, due primarily to the impact of unfavorable foreign exchange as well as increased selling, general and administrative costs related to acquisitions as well as costs related to their integration.
Consumer Products adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA-Consumer Products”) was $159.1 million for the Fiscal 2015 Quarter, an increase of $2.6 million, or 1.7%, as compared to the Fiscal 2014 Quarter. Excluding the net unfavorable impact of $22.2 million in foreign exchange, Adjusted EBITDA-Consumer Products increased $24.8 million, or 15.8%.
After the close of the Fiscal 2015 Quarter, on April 28, 2015, Spectrum Brands announced that its Board of Directors declared a quarterly dividend of $0.33 per share on Spectrum Brands’ common stock. This is a 10% increase in the quarterly dividend declared for Fiscal 2015 as compared to the $0.30 quarterly dividend paid per share in connection with Fiscal 2014. The newly-declared dividend, which is a regular taxable cash dividend, is payable on June 16, 2015 to all Spectrum Brands stockholders of record as of the close of business on May 19, 2015.
For more information on HRG's Consumer Products segment, interested parties should read Spectrum Brands' announcements and public filings with the Securities and Exchange Commission, including Spectrum Brands' most recent quarterly earnings announcement, which may be accessed at www.spectrumbrands.com.

Insurance:
Note: Insurance AOI, as described below, is a non-U.S. GAAP insurance industry measure that eliminates the impact of realized investment gains (losses), the effect of interest rate changes on the fixed indexed annuities ("FIA") embedded derivative liability, impairments and bad debt expense in subsidiaries and effect of class action litigation reserves, and the effects of acquisition-related reinsurance transactions - see "Non-U.S. GAAP Measures" and a reconciliation of Insurance AOI to the Insurance segment's reported income in the tables accompanying this release. In the second quarter of 2014, the Insurance AOI definition was revised from a pre-tax basis to an after-tax basis. Insurance AOI now includes now includes interest expense and an effective tax rate of 35% is now applied to reconciling items made to net income.

The Insurance segment recorded annuity sales, which are recorded as deposit liabilities (i.e. contract holder funds) in accordance with the accounting principles that are generally accepted in the United States, of $610.0 million for the Fiscal 2015 Quarter. This was a decrease of $118.0 million, or 16.2%, as compared to the $728.0 million of sales recorded in the Fiscal 2014 Quarter, which included over $400 million of opportunistic multi-year guaranteed annuity sales generated from a program that was not offered again in the current period. During the Fiscal 2015 Quarter, FGL grew fixed indexed annuities by 89% over the Fiscal 2014 Quarter, due to ongoing marketing initiatives with existing distribution partners as well as the launch of new products introduced in the last year, which contributed $341 million of new sales to the current period.
Net investment income increased $24.4 million, or 12.2%, to $224.6 million for the Fiscal 2015 Quarter from $200.2 million for the Fiscal 2014 Quarter, as the yield on average invested assets at FGL increased 200 basis points to 4.72%. Operating loss increased $88.7 million, or 337.3%, to $62.4 million for the Fiscal 2015 Quarter from an operating income of $26.3 million for the Fiscal 2014 Quarter, due primarily to the non-cash impairment described in the Additional Items section as well as an increase in FGL's insurance reserves made in connection with lower risk free market rates observed in the Fiscal 2015 Quarter.
The segment recorded an Insurance AOI of $17.0 million for the Fiscal 2015 Quarter, a decrease of $34.4 million, or 67%, from $51.4 million for the Fiscal 2014 Quarter. The decrease was primarily due to a $35.0 million benefit from a tax planning strategy implemented in the Fiscal 2014 Quarter, which reduced a tax valuation allowance.
The Insurance segment had approximately $19.3 billion of assets under management as of March 31, 2015. The investment portfolio continues to be conservatively positioned in its credit and duration profile and well matched against its liabilities.
As of March 31, 2015, HRG's Insurance segment had a net U.S. GAAP book value of $1.1 billion (excluding Accumulated Other Comprehensive Income (“AOCI”) of $661.3 million). As of March 31, 2015, the Insurance segment's available for sale investment portfolio had $925.2 million in net unrealized gains on a U.S. GAAP basis.
Recently, FGL commenced a review of its strategic alternatives, which may result in a sale of the company. No assurance can be provided that this exploration will result in a transaction, or that any transaction, if pursued, will be consummated. The exploration of strategic alternatives may be terminated at any time and without notice, and neither the Company nor any of its affiliates intend to disclose developments with respect to this process unless and until determined otherwise.
For more information on HRG's Insurance segment, interested parties should read Fidelity & Guaranty Life’s announcements and public filings with the Securities & Exchange Commission, including Fidelity & Guaranty Life’s most recent quarterly earnings announcement, available at www.fglife.com.
Energy:
Note: Adjusted EBITDA-Energy is a non-U.S. GAAP measure that excludes interest expense, depreciation, amortization and depletion, accretion of discount on asset retirement obligations, non-cash write-downs of assets, gain on remeasurement of investment to fair value, non-recurring other operating items, non-cash changes in the fair value of derivatives, cash settlements on derivative financial instruments and stock-based compensation - see “Non-U.S. GAAP Measures” and a reconciliation of Adjusted EBITDA-Energy to the Energy segment's operating income below.

Oil and natural gas revenues were $26.0 million for the Fiscal 2015 Quarter, a decrease of $13.2 million, or 33.7%, from the Fiscal 2014 Quarter. The decline in revenues was due primarily to lower prices for oil, natural gas and natural gas liquids as well as expected decreases in natural gas production, offset by the additional revenue earned through the acquisition of a full ownership interest in Compass. Average sales prices for oil and natural gas liquids declined by 53% and 55%, respectively, in the current quarter as compared to the Fiscal 2014 Quarter.
Operating loss for the Fiscal 2015 Quarter was $161.3 million, a decrease of $89.5 million from the Fiscal 2014 Quarter Operating loss of $71.8 million, due primarily to the impairment previously discussed in the "Additional Items" section. Excluding impairments, the Operating loss of $13.9 million for the Fiscal 2015 Quarter was a decrease of $12.4 million from the Fiscal 2014 Quarter due to the impact of the lower revenues, as well as higher operating and general expense related to the incurrence of certain costs as Compass continues its transition from its former joint venture structure.
Energy segment adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA-Energy") was $5.5 million for the Fiscal 2015 Quarter, a decrease of $10.9 million, or 66.5%, from the Fiscal 2014 Quarter, due to the same factors that affected revenue.
For the Fiscal 2015 Quarter, the Energy segment's production was 126 Mbbl of oil, 151 Mbbl of natural gas liquids and 6,404 Mmcf of natural gas. In the current period, average daily production at Compass was 90 Mmcfe as compared to 71 Mmcfe in the Fiscal 2014 Quarter, with the increase due primarily to the acquisition of the full interest in Compass, as the prior period reflects only the Company's proportional interest in Compass' production, which more than offset the impact of natural production declines.
Asset Management:
The Asset Management segment reported revenues of $5.1 million for the Fiscal 2015 Quarter, a decrease of $4.7 million, or 48.0%, from the $9.8 million reported in the Fiscal 2014 Quarter. The decrease is due primarily to a lower amount of interest income generated at Salus. Additionally, the revenue decline reflects the wind down of operations at Five Island after Front Street terminated its asset management agreement with that firm during the quarter.
During the Fiscal 2015 Quarter, Salus originated $2.0 million of new asset-based loan commitments in the Fiscal 2015 Quarter, and together with its affiliated co-lenders FGL and FSR, had $660.2 million of loans outstanding as of March 31, 2015, net of allowance for credit losses of $33.8 million.
The Asset Management segment reported an Operating loss of $67.4 million for the Fiscal 2015 Quarter, a decline of $71.4 million as compared to the operating income of $4.0 million generated during the Fiscal 2014 Quarter, due primarily to the $62.6 million impairment and bad debt expense described in the Additional Items section. Excluding this item, the operating loss of $4.8 million reflected costs incurred to support the expansion of the segment into infrastructure investing and commercial and residential real estate.
Conference Call
HRG Group, Inc. will host a live conference call to discuss its results on Friday, May 8, 2015 at 10 a.m. Eastern Daylight Time. To join the event, participants may call 1.844.856.8663 (U.S. callers) or 1.779.232.4737 (international callers), using conference ID number 79310305. Alternatively, a live webcast of the conference call can be accessed by interested parties through the Investor Relations section of the HRG Website, www.HRGgroup.com.

For those unable to listen to the live broadcast of the conference call, a telephonic replay of the call will be available through midnight May 11, 2015 by dialing 1.855.859.2056 (U.S. callers) or 1.404.537.3406 (international callers), ID number 79310305. A replay will also be available on the company's website.
About HRG Group, Inc.
HRG Group, Inc. (formerly "Harbinger Group Inc.") is a diversified holding company focused on owning and acquiring businesses that the Company believes can, in the longer term, generate sustainable free cash flow or attractive returns on investment. HRG's principal operations are conducted through businesses that: offer branded consumer products (such as consumer batteries, residential locksets, residential builders' hardware, faucets, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn, garden and home pest control products, and personal insect repellents); offer life insurance and annuity products; provide asset-backed loans; and own energy assets. Although HRG intends to own or seek to acquire controlling equity interests, the Company may also make investments in debt instruments and hold minority equity interests in companies. HRG is headquartered in New York and traded on the New York Stock Exchange under the symbol HRG. For more information on HRG, visit: www.HRGgroup.com.
Forward Looking Statements
“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This document contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements, including those statements regarding the completion of the Armored AutoGroup acquisition, the completion of any related financings (including HRG's participation therein), any transaction involving FGL, and the achievement of any expected benefits of such transactions, expected dividends from our subsidiaries, our or our subsidiaries' capital needs and potential acquisitions, dispositions or other transactions by us or our subsidiaries, expectations with respect to foreign exchange rates and commodity prices and expectations regarding our common stock buyback program, for which the manner of purchase, the number of shares to be purchased and the timing of purchases will be based on the price of HRG's common stock, general business and market conditions and applicable legal requirements, and is subject to the discretion of HRG's management. Generally, forward-looking statements include information concerning possible or assumed future distributions from subsidiaries, other actions, events, results, strategies and expectations and are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will” “could,” “might,” or “continues” or similar expressions. Such forward-looking statements are subject to risks and uncertainties that could cause actual results, events and developments to differ materially from those set forth in or implied by such statements. These statements are based on the beliefs and assumptions of HRG's management and the management of HRG's subsidiaries (including target businesses). Factors that could cause actual results, events and developments to differ include, without limitation: the completion of the Armored AutoGroup acquisition, the completion of any related financings (including HRG's participation therein), or the ability to reach a transaction agreement involving FGL, and the achievement of any expected benefits of such transactions; the ability of HRG's subsidiaries (including, target businesses following their acquisition) to generate sufficient net income and cash flows to make upstream cash distributions; the decision of HRG subsidiaries' boards to make upstream cash distributions, which is subject to numerous factors such as restrictions contained in applicable financing agreements, state and regulatory restrictions and other relevant consideration as determined by the applicable board; HRG's liquidity, which may be impacted by a variety of factors, including the capital needs of HRG's current and future subsidiaries; capital market conditions; commodity market conditions; foreign exchange rates; HRG's and its subsidiaries' ability to identify any suitable future acquisition or disposition opportunities, including realizing such transaction's expected benefits, efficiencies/cost avoidance or savings, income and margins, growth, economies of scale, streamlined/combined operations, economic performance and conditions to, and the timetable for, completing applicable financial reporting requirements; litigation; potential and contingent liabilities; management's plans; changes in regulations; taxes; and the risks that may affect the performance of the operating subsidiaries of HRG and those factors listed under the caption “Risk Factors” in HRG's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission. All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. HRG does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results, except as required by law.

Non-U.S. GAAP Measures
Management believes that certain non-U.S. GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Reconciliations of such measures to the most comparable U.S. GAAP measures are included herein.

We exclude the impact of foreign currency losses of $54.8 million on the measure of revenue growth of the quarter, which is based on a non-GAAP financial measure. While such adjustments are an integral part of the overall performance of the business, macroeconomic factors can overshadow the underlying performance. We believe this measure assists in understanding the trends in our business.
Adjusted EBITDA is a non-GAAP financial measure used in our Consumer Products (“Adjusted EBITDA - Consumer Products”) and Energy (“Adjusted EBITDA - Energy”) segments and one of the measures used for determining Spectrum Brands and Compass’ debt covenant compliance. “Insurance AOI” is a non-US GAAP financial measure frequently used throughout the insurance industry and is an economic measure the Insurance segment uses to evaluate financial performance each period. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) represent net income adjusted to exclude interest expense, income taxes and depreciation, depletion and amortization. Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period and other non-recurring operating items, accretion of discount on asset retirement obligations, non-cash changes in the fair value of derivatives, non-cash write-downs of assets, and stock-based compensation. Adjusted EBITDA is a metric used by management and frequently used by the financial community and provides insight into an organization's operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA can also be a useful measure of a company’s ability to service debt. Computations of EBITDA and Adjusted EBITDA may differ from computations of similarly titled measures of other companies due to differences in the inclusion or exclusion of items in our computations as compared to those of others. Insurance AOI is calculated by adjusting the Insurance segment’s net income to eliminate (i) the impact of net investment gains, including other-than-temporary impairment losses recognized in operations, but excluding gains and losses on derivatives; (ii) the effect of changes in the rates used to discount the FIA embedded derivative liability; (iii) the impact of certain litigation reserves and (iv) impairments and bad debt expense from subsidiaries. All adjustments to Insurance AOI are net of the corresponding value of business acquired, deferred acquisition costs and income tax impact related to these adjustments as appropriate. While these adjustments are an integral part of the overall performance of the Insurance segment, market conditions impacting these items can overshadow the underlying performance of the business. Accordingly, we believe using a measure which excludes their impact is effective in analyzing the trends of our operations and together with net income, we believe Insurance AOI provides meaningful financial metric that helps investors understand our underlying results and profitability.
While management believes that non-U.S. GAAP measurements are useful supplemental information, such adjusted results are not intended to replace U.S. GAAP financial results and should be read in conjunction with those U.S. GAAP results.

For further information contact:

HRG Group, Inc. James Hart, SVP Communications Tel: 212.906.8542 Email: jhart@HRGgroup.com

Source: HRG Group, Inc.
(Tables Follow)

HRG GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	March 31, 2015	September 30, 2014
	(Unaudited)	(Audited)
ASSETS
Investments:
Fixed maturities	$17,810.6	$17,211.5
Equity securities	671.7	768.1
Derivatives	268.3	296.3
Asset-based loans	660.2	811.6
Other invested assets	341.8	165.0
Total investments	19,752.6	19,252.5
Cash and cash equivalents	1,279.6	1,319.2
Receivables, net	670.0	585.1
Inventories, net	819.0	635.2
Accrued investment income	181.2	184.9
Reinsurance recoverable	2,402.7	2,397.6
Deferred tax assets	173.6	186.7
Properties, including oil and natural gas properties, net	943.9	908.6
Goodwill	1,543.0	1,524.8
Intangibles, including deferred acquisition costs and value of business acquired, net	2,767.3	2,683.7
Other assets	922.1	421.9
Total assets	$31,455.0	$30,100.2

LIABILITIES AND EQUITY

Insurance reserves:
Contractholder funds	$17,521.0	$16,463.5
Future policy benefits	4,065.5	3,655.5
Liability for policy and contract claims	59.6	58.1
Funds withheld from reinsurers	37.7	38.0
Total insurance reserves	21,683.8	20,215.1
Debt	5,623.7	5,157.8
Accounts payable and other current liabilities	871.3	1,033.0
Employee benefit obligations	75.9	86.2
Deferred tax liabilities	524.4	533.3
Other liabilities	811.8	817.8
Total liabilities	29,590.9	27,843.2

Commitments and contingencies

HRG Group, Inc. stockholders' equity:
Common stock	2.0	2.0
Additional paid-in capital	1,429.5	1,472.3
Accumulated deficit	(614.4)	(276.3)
Accumulated other comprehensive income	251.8	243.6
Total HRG Group, Inc. stockholders' equity	1,068.9	1,441.6
Noncontrolling interest:	795.2	815.4
Total permanent equity	1,864.1	2,257.0
Total liabilities and equity	$31,455.0	$30,100.2

HRG GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Fiscal Quarter		Fiscal Six Months
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Revenues:
Net consumer and other product sales	$1,086.5	$1,021.7	$2,175.3	$2,122.3
Oil and natural gas	26.0	39.2	60.3	74.7
Insurance premiums	14.5	14.8	26.2	28.7
Net investment income	225.0	206.4	455.8	407.6
Net investment (losses) gains	(3.9)	40.9	48.1	182.8
Insurance and investment product fees and other	23.4	18.2	44.2	35.1
Total revenues	1,371.5	1,341.2	2,809.9	2,851.2
Operating costs and expenses:
Cost of consumer products and other goods sold	707.0	662.1	1,419.0	1,381.5
Oil and natural gas direct operating costs	23.3	17.1	43.8	33.2
Benefits and other changes in policy reserves	195.2	196.5	436.7	431.2
Selling, acquisition, operating and general expenses	352.5	330.9	717.9	646.2
Impairments and bad debt expense	249.3	81.0	499.5	82.8
Amortization of intangibles	18.2	37.4	50.0	80.8
Total operating costs and expenses	1,545.5	1,325.0	3,166.9	2,655.7
Operating (loss) income	(174.0)	16.2	(357.0)	195.5
Interest expense	(85.5)	(77.2)	(166.1)	(161.2)
Loss from the change in the fair value of the equity conversion feature of preferred stock	—	(3.5)	—	(50.7)
Gain on contingent purchase price reduction	5.5	—	5.5	0.5
Other income (expense), net	12.5	(4.6)	186.5	(16.5)
Loss from continuing operations before income taxes	(241.5)	(69.1)	(331.1)	(32.4)
Income tax (benefit) expense	(4.0)	(13.3)	12.8	25.0
Net loss	(237.5)	(55.8)	(343.9)	(57.4)
Less: Net (loss) income attributable to noncontrolling interest	(9.2)	19.7	(5.8)	44.9
Net loss attributable to controlling interest	(228.3)	(75.5)	(338.1)	(102.3)
Less: Preferred stock dividends and accretion	—	12.1	—	24.3
Net loss attributable to common and participating preferred stockholders	$(228.3)	$(87.6)	$(338.1)	$(126.6)

Net loss per common share attributable to controlling interest:

Basic	$(1.16)	$(0.63)	$(1.71)	$(0.91)
Diluted	$(1.16)	$(0.63)	$(1.71)	$(0.91)

HRG GROUP, INC. AND SUBSIDIARIES
RESULTS OF OPERATIONS BY SEGMENT
(In millions)

	Fiscal Quarter		Fiscal Six Months
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Revenues:
Consumer Products	$1,067.0	$1,021.7	$2,134.8	$2,122.3
Insurance	161.0	274.1	471.8	647.2
Energy	26.0	39.2	60.3	74.7
Asset Management	5.1	9.8	13.1	14.3
Intersegment elimination (a)	92.9	(3.6)	89.4	(7.3)
Consolidated segment revenues	1,352.0	1,341.2	2,769.4	2,851.2
Corporate and Other	19.5	—	40.5	—
Total revenues	$1,371.5	$1,341.2	$2,809.9	$2,851.2

Operating (loss) income:
Consumer Products	$88.4	$92.5	$204.0	$217.6
Insurance	(62.4)	26.3	(37.2)	111.6
Energy	(161.3)	(71.8)	(356.3)	(65.8)
Asset Management	(67.4)	4.0	(68.5)	0.1
Intersegment elimination (a)	53.3	(4.0)	49.3	(7.7)
Total segment operating (loss) income	(149.4)	47.0	(208.7)	255.8
Corporate and Other and eliminations	(24.6)	(30.8)	(148.3)	(60.3)
Consolidated operating (loss) income	(174.0)	16.2	(357.0)	195.5
Interest expense	(85.5)	(77.2)	(166.1)	(161.2)
Loss from the change in the fair value of the equity conversion feature of preferred stock	—	(3.5)	—	(50.7)
Gain on contingent purchase price reduction	5.5	—	5.5	0.5
Other income (expense), net	12.5	(4.6)	186.5	(16.5)
Loss from continuing operations before income taxes	$(241.5)	$(69.1)	$(331.1)	$(32.4)
(a) The Intersegment eliminations represent the reversal and reclassification of impairments recorded in our Insurance Segment, as well as normal intercompany transactions for the period. The Insurance segment eliminations include the reversal of intercompany asset impairments of $42.4, a reclassification of $40.0 of impairments resulting from the RadioShack bankruptcy from Net investment losses to Bad debt expense and the reversal of impairments of $24.8 already reflected in the Asset Management segment.

HRG GROUP, INC. AND SUBSIDIARIES
ADJUSTED EBITDA AND ADJUSTED OPERATING INCOME RECONCILIATIONS
(In millions)
The table below shows the adjustments made to the reported net income of the Consumer Products segment to calculate its Adjusted EBITDA (unaudited):

	Fiscal Quarter		Fiscal Six Months
Reconciliation to reported net income:	2015	2014	2015	2014
Reported net income - Consumer Products segment	$27.9	$33.9	$77.9	$88.3
Add back:
Interest expense	49.2	47.4	93.6	104.4
Income tax expense	8.1	10.5	28.6	23.3
Purchase accounting fair value adjustment	2.2	—	3.0	—
Restructuring and related charges	4.4	7.9	11.8	12.3
Acquisition and integration related charges	11.9	6.3	20.0	11.8
Other	1.7	—	1.8	—
Adjusted EBIT - Consumer Products segment	105.4	106.0	236.7	240.1
Depreciation and amortization, net of accelerated depreciation
Depreciation of properties	18.7	18.7	37.1	36.5
Amortization of intangibles	21.2	20.5	41.7	40.7
Stock-based compensation	13.8	11.3	19.4	17.9
Adjusted EBITDA - Consumer Products segment	$159.1	$156.5	$334.9	$335.2
The table below shows the adjustments made to the reported net loss of the Energy segment to calculate its Adjusted EBITDA (unaudited):

	Fiscal Quarter		Fiscal Six Months
Reconciliation to reported net loss:	2015	2014	2015	2014
Reported net loss - Energy segment	$(160.5)	$(82.5)	$(200.0)	$(84.6)
Interest expense	4.4	3.9	8.9	8.6
Depreciation, amortization and depletion	12.5	10.2	26.0	21.4
EBITDA - Energy segment	(143.6)	(68.4)	(165.1)	(54.6)
Accretion of discount on asset retirement obligations	0.7	0.5	1.3	1.0
Impairments and bad debt expense	146.6	81.0	336.6	81.0
Gain on remeasurement of investment to fair value	—	—	(141.2)	—
Non-recurring other operating items	1.3	—	2.3	—
(Gain) loss on derivative financial instruments	(5.3)	6.8	(24.0)	10.2
Cash settlements on derivative financial instruments	5.5	(3.5)	7.9	(3.3)
Stock based compensation expense	0.3	—	0.6	0.1
Adjusted EBITDA - Energy segment	$5.5	$16.4	$18.4	$34.4
The table below shows the adjustments made to the reported net (loss) income of the Insurance segment to calculate its adjusted operating income (unaudited):

	Fiscal Quarter		Fiscal Six Months
Reconciliation to reported net (loss) income :	2015	2014	2015	2014
Reported net (loss) income - Insurance segment:	$(112.7)	$43.1	$(104.0)	$96.3
Effect of investment losses (gains), net of offsets	50.4	(4.6)	50.5	(8.6)
Effect of change in FIA embedded derivative discount rate, net of offsets	16.7	11.8	38.7	(4.1)
Impairments and bad debt expense from subsidiary	62.6	—	62.6	—
Effect of class action litigation reserves, net of offsets	—	1.1	(0.5)	1.1
Adjusted operating income - Insurance segment	$17.0	$51.4	$47.3	$84.7